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	                                                             EXHIBIT 99
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PACIFICORP	                                                     NEWS RELEASE
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Scott Hibbs, for investors, (503) 813-7222
Dave Kvamme, for media, (503) 813-7279

February 16, 1999

PACIFICORP ANNOUNCES SALE OF
TPC CORPORATION

PORTLAND, Ore. - PacifiCorp (NYSE: PPW) today announced it has agreed to sell TPC Corporation to NIPSCO Industries, Inc (NYSE: NI) for $132.5 million plus an additional payment for working capital to be determined at the date of closing of the transaction.

Working capital was approximately $42 million as of December 31, 1998. PacifiCorp expects the working capital balance to substantially decline as gas in storage declines and cash is extracted from the business through closing.

The sale of TPC comes after PacifiCorp's October 1998 announcement that it would refocus on its core electricity business in the western United States and sell its other U.S. businesses. TPC is a natural gas marketing and storage company based in Houston Texas.

PacifiCorp acquired TPC in April of 1997 for $265 million cash and assumed debt of $140 million. In December of 1997, PacifiCorp sold the gas gathering and processing assets of TPC for $196.5 million.

The sale is subject to the conditions of the Hart Scott Rodino Antitrust Improvements Act. The transaction is expected to close during the second quarter of 1999.

PacifiCorp serves 1.5 million electricity customers in Oregon, Utah, Wyoming, Washington, Idaho and California. It has one of the most extensive transmission systems in the U.S. and owns 8,300 megawatts of low-cost thermal and hydroelectric generation. PacifiCorp also serves 550,000 electricity customers in the Australian states of Victoria and New South Wales.

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